Exhibit 10.1

PRODUCT AND SERVICES SUPPLY AGREEMENT

This Agreement, made effective as of June 1, 2006, is between Ecolab Inc., located at Ecolab Center, St. Paul, Minnesota 55102 (“Ecolab”) and Angelica Corporation, located at 424 South Woods Mill Road, Chesterfield, Missouri 63017 (“Customer”).

1.
Supply of Products. During the term of this Agreement, Customer must purchase from Ecolab and Ecolab must supply, sell and deliver to Customer all of Customer’s requirements for dispensed laundry and other textile care cleaning and sanitizing chemical products as identified on Exhibit A, attached hereto and incorporated herein by reference (“Products”). Products will be supplied under this Agreement for Customer’s use only and will not be resold by Customer. During the term of this Agreement, and at no cost to Customer, Ecolab will loan and deliver to Customer, for storage of Products at each of Customer’s service center locations, bulk and day tanks (Customer is responsible for tank installation).

2.	Pricing of Products.

2.1
Basic Flat Fee. Until a Customer service center converts to the per-unit pricing/cost guarantee program outlined in Section 2.2 (which conversion must be complete by no later than January 31, 2007), Ecolab will invoice Customer, as to each of its service centers, a monthly flat fee for the Products shown on Exhibit A which are designated as “Flat Fee or Cost Guarantee Products” based on the following:

A.	Products plus Chlorine. For service centers using Products with chlorine, Ecolab will invoice Customer at a rate of $___ per CWT (cost per hundred pound clean weight of delivered linen).

B.	Products plus Peroxide. For service centers using Products with peroxide, Ecolab will invoice Customer at a rate of $____ per CWT.

C.	Products plus PERformance. For service centers using Products with PERformance, Ecolab will invoice Customer at a rate of $____ per CWT.

D.
All Flat Fees. Customer agrees to provide Ecolab with census data indicating total number of CWT (on a Period basis) no later than the 5th business day after the close of each of Customer’s 4-4-5 fiscal periods during the term of this Agreement (each a “Period”), by service center. If census data is not provided to Ecolab by the 7th business day following a particular Period, then pending receipt of the census data Ecolab will invoice Customer based upon the census data received for the previous Period (or estimate the flat fee if no census data was provided) and Customer must pay that amount when invoiced (subject to a subsequent reconciliation once the actual census data is provided to Ecolab). Upon reasonable prior notice and during regular business hours, Ecolab may audit, at Ecolab’s expense, Customer’s books and records to verify the adequacy and accuracy of Customer’s reports. Customer will promptly implement reasonable cost-savings measures proposed by Ecolab to minimize excessive and unnecessary usage of Product if the benefits from such proposals exceed any associated costs related to the implementation of such proposals, both with respect to this Section 2.1 and Section 2.2.

E.
Inventory. At the time a Customer service center completes the conversion to the per-unit pricing and the cost guarantee program outlined in Section 2.2, all flat fee product inventory remaining at such service center location will become Customer’s property. However, Customer must pay the value of any inventory remaining at a particular service center at the earlier of: (1) the date that service center is no longer sole source with Ecolab; (2) the date such service center volume is sold to a third party; or (3) May 31, 2011, unless this Agreement is terminated by Customer for breach by Ecolab as provided for in Section 12.1 B, in which case Customer shall have no such payment obligation.

2.2
Per-Unit Pricing/Cost Guarantee. By no later than February 1, 2007, each service center must convert to the per-unit pricing program under this Section 2.2. Upon such conversion, Ecolab will invoice Customer at the per-unit prices shown on Exhibit A for the Products (except for service centers located in Hawaii or Alaska, which may be subject to additional freight charges). Ecolab guarantees that Customer’s Fiscal Yearly aggregate cost of the Products designated as “Flat Fee or Cost Guarantee Products” on Exhibit A (excluding any other charges such as shipping, taxes, minimum order charges, restocking fees, and Product return credits, if any) will not exceed the sum of $____ per CWT for service centers using Products with chlorine, $____ per CWT for service centers using Products with peroxide and $____ per CTW for service centers using Products with PERformance (the “Cost Guarantee Amount”). Within 30 days after the end of each Fiscal Quarter, Customer will supply Ecolab with reports indicating total number of CWT for such Fiscal Quarter, by service center. Upon reasonable prior notice and during regular business hours, Ecolab may audit, at Ecolab’s expense, Customer’s books and records to verify the adequacy and accuracy of Customer’s reports. Ecolab will reimburse Customer within 30 days after receiving the fourth and final Fiscal Quarterly report for each Fiscal Year, the amount, if any, by which the actual aggregate amount paid by Customer for such Products for the Fiscal Year exceeds the aggregate Cost Guarantee Amount for that Fiscal Year. Customer must maintain the water temperature to Ecolab’s recommendation and maintain water hardness below 5 grains per gallon. Ecolab represents and warrants that all such recommendations shall be in compliance with all statutes, regulations, rules and standards that are applicable to Customer’s operations. If Customer does not supply Ecolab with the four required Fiscal Quarterly census reports (which show the number of CWT for the Year) within 90 days following the end of a Fiscal Year, then all of Ecolab’s obligations under the cost guarantee provisions under this Agreement will be void for that Fiscal Year. The Cost Guarantee rates will increase at the same rate, and at the same time, as the prices on Exhibit A increase as set forth in Section 3 of this Agreement. A “Fiscal Year” is a fiscal year of Customer during the term of this Agreement. A “Fiscal Quarter” is any fiscal quarter of Customer during the term of this Agreement.

3.	Rate and Price Adjustment. The cost guarantee rates under Section 2 and the unit prices shown on Exhibit A will change as follows:

3.1
Performance Guarantee. During the first Year, Customer and Ecolab will work in good faith to develop an objective and quantifiable written protocol that will be used to measure the quantity of linen, apparel and other product processed by Customer that is removed from service (rag-out) due to stains that could not be removed. After that protocol has been developed and agreed to, Ecolab and Customer will establish a baseline rate of rag-outs for the first Year and establish a target rate of rag-outs for the next Year. If the rag-out target for a Year is not achieved, then Ecolab will forgo any price increase due per Sections 3.2 or 3.3 below for the subsequent Year. This process will be repeated for each subsequent Year. A “Year” is any twelve-month period beginning on the Effective Date or on an anniversary of that date.

3.2
Beginning of Years 2 and 3. As of the beginning of the second Year, the then-current per-unit prices on Exhibit A and the then-current cost guarantee rates under Section 2 will increase by a percentage equal to _____ the percentage reduction in the average gallons of water used by Customer/CWT at Customer’s service centers during the first Year relative to the Base Rate. The “Base Rate” is the average number of gallons of water used/CWT between January 1, 2006 and March 31, 2006. Customer will provide Ecolab with all relevant documentation regarding the calculation of the Base Rate. As of the beginning of the third Year, the then-current per-unit prices on Exhibit A and the then-current cost guarantee rates under Section 2 will increase by a percentage equal to ____ the percentage reduction in the average gallons of water/CWT of Customer’s service centers during the second Year relative to the average gallons of water/CWT of Customer’s service centers during the first Year. In all cases a price increase will not exceed ___% per Year. For example, under the following matrix:

Water Reduction  Price Increase
___% Savings  ___% Increase
___% Savings  ___% Increase
___% Savings  ___% Increase
___% Savings  ___% Increase
___% Savings  ___% Increase
___% Savings  ___% Increase
Over ___% Savings Capped at ___%

If Ecolab presents a water-savings recommendation to Customer that does not require significant capital investment, and that is reasonable in light of necessary costs associated with implementing that recommendation, but Customer fails or refuses to implement that recommendation, then Ecolab will be given credit for the water savings that reasonably could have been expected to have resulted from the implementation of that recommendation.

3.3
Beginning of Years 4 and 5. As of the beginning of each of the fourth and fifth Years, the per-unit prices and the cost guarantee rates in effect as of the end of the immediately preceding Year will increase by the following calculation: The rate of increase in the previous 12 months in the ____ multiplied by the Growth Factor. To qualify for any annual increase under this Section 3.3, Ecolab must have maintained or improved average gallons/CWT in the Year just ended relative to the prior Year. The “Growth Factor” will equal

A.
___, if the growth in Customer’s purchases (without regard to price increases) between the second and third Year (with respect to a price adjustment for the fourth Year) or between the third and fourth Year (with respect to a price adjustment for the fifth Year) increases by more than ___%; or

B.	___, if that rate of growth is more than ___% but not more than ___%; or

C.	___, if that rate of growth is __% or less.

4.
Service Specifications. Ecolab will provide, at no cost to Customer, up to ___ hours of research and development/laboratory (non-field related) services annually. Additional hours of such services will be invoiced to Customer at $___ per hour. In addition, if after Customer has made a decision to offer its customers new linen, apparel or other products, or to use a new wash formula, Ecolab will provide all necessary services to assist with the implementation of such products or wash formulas. Ecolab will perform support and applications team audits at each service center prior to start-up and annually thereafter.

5.
Dedicated Staff. In exchange for Customer’s sole supply obligations under Section 1, Ecolab will provide, at no additional cost to Customer, one dedicated representative by geographic region (as those regions are defined by Ecolab), dedicated to service Customer’s service centers located in that region provided the service centers in that region purchase, in the aggregate, at least $___ in Products annually, and there are at least ___ service days per month based on poundage as shown on Exhibit B. Exhibit B will also show the regions for which Ecolab will have a representative dedicated to Customer. The dedicated representative will provide basic on-site service and technical support, maintenance and operations training, routine monitoring and calibration, and start-up support. In addition, Ecolab will provide a dedicated facilitator to oversee the dedicated representatives and conduct quarterly and annual reviews to help ensure maximum service and productivity and quality. Any personnel assignments or changes will be discussed with Customer prior to making changes. Coverages in Exhibit B will be re-evaluated any time there is significant change in volume or Customer adds or closes facilities.

6.
Payment for Products. Ecolab will invoice Customer’s service centers on each Product shipment date under the per-unit pricing under Section 2.2. Payment terms are net 30 days. The normal process will be for Ecolab’s representatives to order the Products for Customer’s service centers and in such instances Customer will not be responsible for any minimum order charges, restocking fees or bulk delivery charges. However, if Customer places an order for a Product(s) with Ecolab Customer

Service, then Customer is responsible for any minimum order charge and restocking fees in accordance with Ecolab’s then-current written policy and any bulk delivery charges. Ecolab will not accept payment by credit card or similar payment methods unless otherwise agreed by Ecolab in writing.

7.
Delivery; Title to Products.  Ecolab must deliver the Products to Customer at the times and locations reasonably requested by Customer. For purposes of this Agreement, “deliver” or “delivery” includes all actions necessary to transport Product to Customer’s service center locations as requested by Customer and to transfer Product from delivery vehicles into bulk or day storage tanks or other storage containers or locations requested by Customer. Ecolab will retain all responsibility and liability for the Products, including any spills or releases thereof, until delivery is complete in compliance with all applicable laws and regulations. Likewise, title to and responsibility for the Products passes to Customer when they are delivered to Customer, subject to any rightful rejection by Customer after prompt inspection. Customer may return any rightfully rejected Products to Ecolab at Ecolab’s expense. Ecolab may substitute Products with new Products but only if Ecolab can demonstrate, to Customer’s reasonable satisfaction, that the new Products perform as well or better than the old Products and the total use cost (after taking into account operational cost savings) of the new Products is no greater than the use cost of the old Products.

8.
Product and Service Quality. All Products will meet Ecolab’s standard written specifications then in effect and will be fit for the uses and purposes described in Ecolab’s Product literature and all Ecolab services, at the time they are rendered, will be done in a good and workmanlike manner. Ecolab will, in its reasonable discretion, either replace any Product (or re-perform any Services) that is determined to not meet this warranty or refund the purchase price paid by Customer for those Products (or Services). In the event that defective Products are supplied, or services are negligently rendered by Ecolab, and either the defective Products or the negligent services cause damage to the property of Customer or any third party, then Ecolab will reimburse Customer or such third party, as the case may be, for actual costs incurred as a result of such damage, to the extent of Ecolab’s proportionate fault. All tanks provided by Ecolab to Customer for storage of Product will meet or exceed all applicable technical standards and legal requirements for such tanks and Product storage. In the event the tanks do not meet or cease to meet such standards or requirements, Ecolab will promptly replace them at no charge to Customer. The foregoing warranties do not apply to (i) damage resulting from misuse, neglect, accident or improper use of any of the Products by any person or entity other than Ecolab or (ii) any Product altered by any person or entity other than Ecolab. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE DISCLAIMED. EACH PARTY DISCLAIMS LIABILITY TO THE OTHER FOR ALL CONSEQUENTIAL, INCIDENTAL, PUNITIVE, AND/OR SPECIAL DAMAGES.

9.
Customer Indemnification. With regard to third party claims, Ecolab will indemnify, defend, and hold Customer harmless from and against any liability, including reasonable attorneys’ fees and court costs, relating to bodily injury, death or property damage, but only to the proportionate extent that such injury, death or property damage is caused by (i) Ecolab’s breach of warranties given in Section 8 above or (ii) Ecolab’s (or Ecolab’s employees’ or agents’) negligent or intentionally wrongful acts or omissions. Customer must give Ecolab prompt written notice of any claim for which Customer intends to seek recovery from Ecolab under this Agreement. Customer may not settle, defend or litigate any claim for which Customer seeks or will seek indemnification from Ecolab without the prior written consent of Ecolab, and Ecolab will not be liable for any settlement or claim established against, or cost or expense incurred by, Customer without that prior written consent.

10.
Confidentiality. During the course of this Agreement a party (“Disclosing Party”) may disclose to the other party (“Recipient”), and Recipient may otherwise come into possession of, certain confidential and proprietary information relating to Disclosing Party’s business and operations, including (but not limited to) inventions, formulas, technical information, processes, personnel data, market research data, market plans, concepts, test results, financial information including cost data, customer information and know-how. Such information is deemed confidential, proprietary, and valuable trade secret information of Disclosing Party, which is the exclusive property of Disclosing Party. Recipient may only use the Confidential Information exclusively for accomplishing the purposes of the Agreement. All Confidential Information remains the exclusive property of Disclosing Party, and must be kept confidential by Recipient and not used for itself or disclosed to others except with the prior written consent of an authorized officer of Disclosing Party or except as required by law. The restrictions and obligations upon Recipient under this Section 10 will survive the expiration or earlier termination of this Agreement for a period of five years. “Confidential Information” does not include information that: (1) is known to Recipient prior to receipt under this Agreement, as evidenced by written records; (2) is disclosed to Recipient in good faith by a third party who is in lawful possession of that information and who has the right to make such disclosure; or (3) is or becomes part of the public domain, by publication or otherwise, through no fault of Recipient. All Confidential Information, including all copies, will be returned to Disclosing Party upon completion or abandonment of the purposes of this Agreement or within 10 days of receipt of Disclosing Party’s written request to return the Confidential Information. Notwithstanding the foregoing to the contrary, Ecolab Confidential Information that is disclosed to Customer for purposes of improving Customer processes may continued to be used by Customer, on a non-exclusive basis, after the termination of this Agreement for its own purposes in order to maintain those processes but Customer may not disclose that information to any third parties. Both parties will treat the Product prices and other terms of this Agreement as confidential and, except as otherwise provided herein, neither party may disclose or show such prices or terms to any third party (including, without limitation any customer portals or third party.com’s) without the prior written consent of the other party. Notwithstanding the foregoing to the contrary, it is understood and agreed that, (i) Customer will be filing a form 8-K with the Securities and Exchange Commission along with a redacted copy of this Agreement, all in a form reviewed by Ecolab and (ii) while Customer will make all reasonable efforts to lawfully avoid such requirements, Customer may disclose the redacted information in connection with any legal or regulatory filing that, in the reasonable opinion of Customer and its legal counsel, is legally required of Customer and, upon receipt of notice of such a legal or regulatory requirement, Customer will promptly notify Ecolab of such notification and Ecolab will have the option to terminate this Agreement upon five days written notice to Customer.

11.
Force Majeure. Performance of any obligation under this Agreement may be suspended, in whole or part, by either party without liability to the extent that an act of God, war, fire, inability to obtain raw materials due to allocation, or any other occurrence beyond the reasonable control of such party or labor trouble, strike or injunction (if such labor event is not caused by the bad faith or unreasonable conduct of such party) delays, prevents, restricts or limits the performance of this Agreement. The affected party may invoke this provision by promptly notifying the other party of the nature and estimated duration of this suspension.

12.       Term and Termination.

12.1	This Agreement will continue for five years from the effective date of this Agreement, unless terminated earlier as follows:

A.         By mutual written consent of Ecolab and Customer; or

B.
By the non-breaching party upon the failure of the breaching party to cure a material breach of any obligations under this Agreement, but only if such material breach is not cured within 60 days after written notice is given to the breaching party.

12.2
Any termination under Section 12.1(B) is without prejudice to any other remedies which either party may have against the other arising out of such breach or default and will not affect any rights or obligations of either party arising under this Agreement prior to such termination.

13.
Assignment; Binding Effect. Except as otherwise provided herein, this Agreement may not be assigned, in whole or part, by either party without the prior written consent of the other. Either party may assign its rights and delegate its obligations under this Agreement to any parent, subsidiary or affiliate. Further, Customer may assign its rights and obligations under this Agreement to any third party in connection with a merger between Customer and such third party, or the sale or other transfer of all, or substantially all, of Customer’s assets or shares of stock, subject to Ecolab credit approval of the third party. This Agreement is binding upon and inures to the benefit of each party’s respective successors or assigns, subject to the consent requirements of this Section 10. Any service center acquired by Customer which is otherwise bound by another existing contract with Ecolab will automatically be subject to the terms of this Agreement and that other contract shall be of no further force or effect (but any obligations accruing prior to and through the date of, or resulting from, the termination of that other contract must be then satisfied by both parties).

14.
Entire Agreement; Amendment; Severability. This Agreement reflects the entire understanding of the parties and supersedes all previous and contemporaneous agreements or understandings between the parties, both written and verbal, concerning the subject matter of this Agreement. This Agreement may only be amended by a writing signed by respective representatives of Ecolab and Customer. The terms of any purchase order (other than the stated quantity ordered), release, acknowledgment or other document or communication between the parties will not apply. If any provision of this Agreement is for any reason held invalid, ineffective, unenforceable or contrary to public policy, the remainder of this Agreement remains in full force and effect notwithstanding.

15.
Notices. All notices and other communications under this Agreement must be in writing and will be deemed given if delivered personally or mailed by registered or certified mail, return receipt requested, addressed as follows (or to such other address as a party may specify). Notice to Ecolab is only effective if a copy of the notice is also sent to Ecolab’s General Counsel.

Angelica Corporation                           Ecolab Inc.
424 South Woods Mill Rd                     370 Wabasha Street No.
Chesterfield, MO 63017                        St. Paul, MN 55102
Attn: General Counsel                           Attn: Chuck Collins, Vice President,
                                                                   Corporate Accounts

With a required copy to:                      With a required copy to:

Angelica Textile Services, Inc.              Ecolab Center
1105 Sanctuary Pkwy., Suite 210         370 North Wabasha
Alpharetta, Georgia 30004                    St. Paul, MN 55102
Attn: President                                     Attn: General Counsel

16.	Governing Law. This Agreement is governed by the internal laws of Minnesota without regard to the conflict of laws rules, provisions or statutes of any jurisdiction.

17.
Nonwaiver. Waiver of any breach by either party, or failure of either party to exercise any rights under this Agreement on one or more occasions is not a waiver of any right to exercise that right on another occasion.

18.
Issue Resolution. The parties agree that any issues, controversies or disputes relating to costs, cleaning quality or safety will be first addressed with the relevant Ecolab Territory Manager. If such issue cannot be resolved through Ecolab’s Territory Manager, then the parties will resolve the outstanding issues, controversies or disputes as follows:

18.1
Initial Step. The parties will attempt to promptly and in good faith resolve any issue, dispute or controversy arising out of or relating to this Agreement promptly by direct negotiation between the parties. If an issue, dispute or controversy should arise, the Market Operations Director of Customer and the Dedicated Representative of Ecolab, or their designated representatives, or their respective successors in the positions they now hold (each a “Project Manager”), will give notice of the dispute or controversy to the other Project Manager and the Project Managers will promptly discuss the issue, in person if requested by either Project Manager, and attempt in good faith to resolve the matter.

18.2
Second Step. If the matter has not been resolved as provided under Section 18.1 above, then the Project Managers must give written notice and refer the matter to Vice President of Operations and the Director of Purchasing of Customer and to Chuck Collins, Vice President Corporate Accounts, of Ecolab (each a “Senior Executive”), or their respective successors, and the Project Managers will promptly prepare and exchange memoranda stating the issues in dispute and their positions, summarizing the negotiations which have taken place and attaching relevant documents. Ecolab has seven days to respond in writing with a formal action plan that defines the objectives and prioritizes actions. The parties must mutually agree, in good faith, on an action plan. If an action plan cannot be agreed upon, a resolution meeting between the Market Operations Director, Operations Manager, Territory Manager, and the Senior Executives will be held at the service center. If Ecolab is unable to meet the action plan as agreed, Ecolab can resubmit an alternate plan or move to mediation as provided in Section 18.3 below.

18.3
Final Step. If the issue has not been resolved within 30 days after the meeting of the Senior Executives (which period may be extended by mutual agreement), the parties will attempt in good faith to resolve the issue or controversy in accordance with the then-current Center for Public Resources Model Procedure for Mediation of Business Disputes. If the issue has not been resolved pursuant to that mediation procedure within 60 days of the commencement of such procedure (which period may be extended by mutual agreement), either party may terminate this Agreement upon written notice to the other party, but only with respect to that specific service center.

IN WITNESS WHEREOF, the parties execute this Agreement effective as of the date first written above.
ECOLAB INC.	ANGELICA CORPORATION

By: /s/ Thomas W. Handley	By: /s/ David A. Van Vliet

Print Name: Thomas W. Handley	Print Name: David A. Van Vliet

Title: Executive Vice President	Title: President/COO